SHAREHOLDERS AGREEMENT


     AGREEMENT made as of this 19th day of November, 1996, by and among DocuNet Inc., a Pennsylvania corporation (hereafter called "DocuNet" or the "Company"), Bruce M. Gillis, Andrew R. Bacas, G. Stuart Livingston, III (the "GBL Shareholders") and David C. Utz, Jr., and Brian K. Bergeron together with any other person or entity which hereafter may become a shareholder of DocuNet, so long as they are shareholders of DocuNet, are sometimes hereinafter collectively called the "Shareholders" or individually called "Shareholder."

                                   WITNESSETH:

     DocuNet is a corporation with a principal place of business at 715 Matson's Ford Road, Villanova, PA 19085. The Shareholders presently own 650,000 shares of common stock, no par value (The "Common Stock"), and 150,000 shares of Series A Convertible Preferred Stock, no par value ("Series A Preferred Stock", together with the Common Stock, the "Shares").

     The Shareholders of DocuNet desire to agree to certain provisions as hereinafter set forth relating to the rights of the Shareholders, and those of such other persons who may hereafter become shareholders of DocuNet, to purchase, transfer, encumber or otherwise acquire or dispose of the Shares which they may own or may hereafter acquire, and the rights of DocuNet to permit the transfer of Shares.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions and agreements herein contained, the parties hereto, each intending to be legally bound hereby, agree as follows:

     1. Representations and Warranties. Each Shareholder hereby makes with respect to himself the following representations and warranties to DocuNet and to one another:


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        (a) Authority; Binding Agreement. Each Shareholder has full power and authority to execute and deliver this Agreement and has taken all necessary action to authorize its execution and delivery and the transactions contemplated hereby. This Agreement constitutes a valid and legally binding obligation of such Shareholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally. The execution and delivery of this Agreement will not violate or conflict with any law or regulation, or conflict with or constitute a breach of, or a default under, any agreement or instrument to which he is a party or which is binding on his assets.

        (b) Investment Purpose. Each Shareholder is acquiring Shares for his own account, for investment purposes and not with a view to any resale, distribution or other disposition thereof. He understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), by reason of a specific exemption from the registration provisions thereof which depends upon, among other things, the bona fide nature of such Shareholder's investment intent as expressed herein, and that the Shares will bear the legend and be subject to the restrictions on transfer set forth in Paragraph 10 hereof.

     2. Redemption of Shareholders' Shares.

     (a) Death or Disability. Upon the death or disability (as hereinafter defined) of a Shareholder (who in the case of disability, at the time of such disability is an employee of DocuNet), the GBL Shareholders shall have the option, for thirty (30) days from the date of such death or disability, to repurchase, on a pro rata basis based on ownership of the Company's outstanding securities on a fully-diluted basis, the Shares held by such deceased or disabled Shareholder for the Fair Market Value (as hereinafter defined) thereof. If the GBL Shareholders

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decline to purchase all of such shares (or the thirty (30) day period expires), the Company shall then have the right to repurchase the remaining shares (those not purchased by the GBL Shareholders) for the Fair Market Value thereof.

     (b) Fair Market Value. The Fair Market Value of the Shares shall be determined from time to time, but no less than once per year within 90 days after the end of DocuNet's fiscal year, by the Board of Directors of DocuNet according to either (1) a valuation determined by an independent professional firm that generally provides company valuations, including the Company's auditors, or (2) the most recent sale price of Common Stock and Preferred Stock by the Company (if prior to the Company's underwritten initial public offering of Common Stock (an "IPO")).

     3. Restrictions on Transfer and Issuance.

        (a) Restrictions on Shareholders. No Shareholder shall sell, assign, transfer, give, bequeath, devise, donate or otherwise dispose of, or pledge, deposit or otherwise encumber, in any way or manner whatsoever, whether voluntary or involuntary any of the Shares now or hereafter owned beneficially by such Shareholder except as expressly provided for in this Agreement and in accordance with its terms and conditions. Notwithstanding the foregoing sentence, provided that each transferee hereunder shall execute the appropriate documentation as set forth in Paragraph 11 of this Agreement, the following transfers are permitted:

            (i) transfers of Shares from one Shareholder to another if approved by the Board of Directors;

            (ii) gifts or bequeaths to spouses, parents, children or grandchildren or trusts for the benefit of any one or more of the foregoing; or

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            (iii) transfers from an estate to any spouse or lineal descendent of the decedent or any trust or trusts defined in the preceding subparagraph for the benefit of any one or more of the foregoing.

        (b) Restrictions on DocuNet. DocuNet shall not, except in accordance with the terms and conditions of this Agreement, cause or permit the transfer of any Shares to be made on its books.

     4. Shareholder's Limited Right to Dispose of Shares During His Lifetime.

        (a) Bona Fide Offer to Purchase Shares. If any Shareholder shall desire to sell all or a portion of his Shares, such Shareholder (hereinafter sometimes called the "Selling Shareholder") shall first obtain a bona fide written offer which he desires to accept (hereinafter called the "Offer") to purchase all or a portion of his Shares for a fixed cash price (which may be payable over time) (the "Offered Shares"). The Offer shall set forth its date, the proposed price per Share, and the other terms and conditions upon which the purchase is proposed to be made, as well as the name and address of the prospective purchaser. In order to be considered a valid offer hereunder, such offer may not contain any contingencies, except that the offer may contain an expiration date which is no less than sixty-eight (68) days after the date of the offer. "Prospective Purchaser" as used herein shall mean the prospective record owner or owners of the Shares subject of the Offer and all other persons and entities proposed to have a beneficial interest in such Shares. The Selling Shareholder shall transmit copies of the Offer to DocuNet and to the other Shareholders within seven (7) days after his receipt of the Offer.

        (b) Option of DocuNet. Transmittal of the Offer to DocuNet by the Selling Shareholder shall constitute an offer by the Selling Shareholder to sell all of the Offered Shares to DocuNet at the price and upon the terms set forth in the Offer. For a period of thirty

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(30) days after the submission of the Offer to DocuNet, DocuNet shall have the option, exercisable by written notice to the Selling Shareholder with a copy to each of the other Shareholders, to accept the Selling Shareholder's offer as to all or any of the Offered Shares.

        (c) Options of Offeree Shareholders. In the event that DocuNet does not exercise its option with respect to all of the Offered Shares, the Selling Shareholder shall, upon notice from DocuNet of DocuNet's decision not to accept the Selling Shareholder's Offer as to all of the Offered Shares (or upon expiration of the thirty-day option period referred to in the preceding subparagraph if DocuNet fails to give notice as aforesaid), offer in writing to sell the remaining Offered Shares (those not to be sold to DocuNet) to the other Shareholders ("Offeree Shareholders") at the price and upon the terms set forth in the Offer (the "Purchase Option"). The Offeree Shareholders shall have a period of thirty (30) days from the receipt of such offer from the Selling Shareholder to exercise the Purchase Option by providing written notice to the Selling Shareholder with a copy to DocuNet and to each of the other offeree Shareholders stating the maximum number of Shares he or she is willing to Purchase. However, the maximum must not be less than that proportionate part of the Offered Shares which the number of Shares owned by such Offeree Shareholder bears to the total number of Shares owned by all Offeree Shareholders. If the total of the Offered Shares specified in the elections pursuant to this subparagraph exceeds the number of Offered Shares, each electing Offeree Shareholder shall have priority as to such proportion of the Offered Shares as the number of the Company's Shares that he holds bears to the total of the Company's Shares held by all electing Remaining Shareholders.


        (d) Acceptance of the Bona Fide Offer. If, at the end of the option periods described in subparagraphs 4(b) and 4(c) options have not been exercised by the

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Company and/or the Offeree Shareholders to purchase all of the Offered Shares, then the Selling Shareholder shall be free for a period of ninety (90) days thereafter to sell any Offered Shares not purchased by DocuNet or Offeree Shareholders to the Prospective Purchaser at the price and upon the terms and conditions set forth in the Offer. If such Shares are not so sold within the aforesaid ninety (90) day period, the Selling Shareholder shall not be permitted to sell such Shares without again complying with this Paragraph 4.

        (e) Consolidation or Merger; Sale of Assets. In accordance with its stated intent, DocuNet may merge into another entity or sell all or substantially all of its assets if such is authorized by the Board of Directors and the Shareholders in accordance with state law.

     5. Legal Proceedings Against Shareholders. The parties agree that the interests of DocuNet and its Shareholders would be seriously affected by any sale or disposition of any Shareholder's Shares or by any legal or equitable proceedings against such Shareholder. Accordingly, it is hereby covenanted and agreed that in the event that (a) any Shareholder shall be adjudicated a bankrupt or make an assignment for the benefit of creditors, or (b) bankruptcy, insolvency, reorganization, arrangement, debt adjustment, liquidation or receivership proceedings in which any Shareholder is alleged to be insolvent or unable to pay his debts as they mature are instituted by or against such Shareholder and, if instituted against such Shareholder, such Shareholder shall consent thereto or admit in writing the material allegations of the petitions filed in said proceedings or said proceedings shall remain undismissed for sixty
(60) days, or (c) there is an entry of a decree or order for relief by a court having jurisdiction in the premises in respect of any Shareholder in an involuntary case under the federal bankruptcy laws against any Shareholder or any Shareholder commences a voluntary case under such laws, or (d) any of the Shares of any Shareholder are attached, or (e) any judgment is obtained in any legal or equitable

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proceedings against any Shareholder and the sale of any of his Shares is contemplated or threatened under legal process as a result of such judgment, or
(f) any execution process is issued against any Shareholder or against any of his Shares, or (g) there is instituted by or against any Shareholder any other form of legal proceeding or process by which the sale or transfer of any of the Shares of such Shareholder becomes imminent (i.e., such Shares may be sold or transferred either voluntarily or involuntarily within sixty (60) days), then and in any such event DocuNet and the other Shareholders shall have the option to purchase all of such Shareholder's Shares in accordance with the provisions of Paragraph 4 in the same manner as if DocuNet and the other Shareholders had received notice of an Offer under subparagraph 4(a) on the date that DocuNet receives notice of an event described above. The price per share shall be the Fair Market Value.

     6. Settlement.

        (a) Settlement for the purchase of Shares by DocuNet or by a Shareholder pursuant to subparagraph 2(a) or subparagraphs 4(b), or 4(c), or Paragraph 5 shall be made within sixty (60) days following the date of exercise of the last option exercised or the occurrence of the event giving rise to the purchase.

        (b) All settlements for the purchase and sale of Shares shall, unless otherwise agreed to by all of the purchasers and sellers, be held at the principal executive offices of DocuNet during regular business hours. The precise date and hour of settlement shall be fixed by the purchaser or purchasers (within the time limits allowed by the provisions of this Agreement) by notice in writing to the seller given at least five (5) days in advance of the settlement date specified. In the event that more than one purchase is involved in a settlement and the purchasers cannot agree on a precise time of settlement, the precise time of settlement

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shall be fixed by the Chairman of the Board of DocuNet by five (5) or more days'
written notice to the purchasers and seller.

        (c) At settlement, the stock certificate or certificates representing the Shares being sold shall be delivered by the seller to the purchaser or purchasers, duly endorsed for transfer or with executed stock powers attached, with any necessary documentary and transfer tax stamps affixed by the seller. The seller, if a personal representative of a Shareholder, shall, upon request of a purchaser, provide prior to the date of settlement evidence reasonably satisfactory to the purchaser of the seller's legal status as personal representative of such Shareholder.

     7. Future Private Placement. If the Company proposes to sell securities of the Company to third party investors pursuant to an exemption from registration under the Act (a "Private Financing"), it will give written notice to the Shareholders of its intention to do so as soon as practicable, and in any event at last 20 days prior to the anticipated sale. Upon written request given within 10 days after the Company gives such notice, the Shareholders shall have the right to purchase not less than 25% of the aggregate amount of such securities to be sold (the "Existing Shareholder Amount"). The Existing Shareholder Amount will be made available to the Shareholders on an equal basis, not based on the pro rata share of the then outstanding securities of the Company, and on the same terms and conditions as offered to third party investors.

     8. Copy of Agreement to be Kept on File. DocuNet shall keep on file at its principal executive offices, and will exhibit to any Shareholder or his duly authorized representative at any and all reasonable times, an executed copy of this Agreement and all amendments thereto.

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     9. Stock Certificates to be Marked With Legend. All certificates representing Shares now outstanding or hereafter issued by DocuNet shall be marked with the following legend:

     "The Shares represented by this certificate have not been registered pursuant to the Securities Act of 1933 as amended, or under state securities or blue sky laws. Such shares may not be sold, transferred, or otherwise disposed of unless the same are registered under the Securities Act of 1933, as amended, and any applicable state securities or blue sky laws or exempt therefrom in the opinion of counsel. This certificate and the shares represented hereby are held subject to the terms, covenants and conditions of an agreement dated __________, 1996 by and among this Company and its then shareholders, as it may be amended from time to time, and may not be transferred or disposed of except in accordance with the terms and provisions thereof. A copy of said agreement and all amendments thereto is on file and may be inspected at the principal executive offices of the Company."

     DocuNet shall issue replacement stock certificates without the foregoing legend to any Shareholder upon request following termination of this Agreement.

     10. Term of Agreement.

     Unless terminated sooner by unanimous agreement in writing of DocuNet and its then Shareholders, this Agreement shall terminate on the earlier of the following dates: (i) upon the death of the last but one of the then Shareholders (but Paragraph 4 shall apply to the death of such Shareholder), (ii) upon the successful completion of the Company's firm commitment initial public offering of its Common Stock in which the Company receives at least $10 million in net proceeds, or (iii) the agreement of Shareholders owning at least seventy percent of the Shares to terminate this Agreement.

     11. Rights, Obligations and Remedies. The rights and obligations under, and the remedies to enforce, this Agreement are joint and several as to DocuNet and each of its

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Shareholders with each being completely free to enforce any or all of the rights or obligations under this Agreement against any of the others with or without the concurrence or joinder of any of the others. The Shares are unique, and recognizing that the remedy at law for any breach or threatened breach by a party hereto of the covenants and agreements set forth in this Agreement would be inadequate and that any such breach or threatened breach would cause such immediate and permanent damage as would be irreparable and the exact amount of which would be impossible to ascertain, the parties hereto agree that in the event of any breach or threatened breach of any such covenant or agreement, in addition to any and all other legal and equitable remedies which may be available, any party hereto may specifically enforce the terms of this Agreement and may obtain temporary and/or permanent injunctive relief without the necessity of proving actual damage by reason of any breach or threatened breach hereof and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit and without notice.

     12. Subsequent Shareholders to Become Bound. Any person or entity not an original signatory hereto who becomes a Shareholder shall be bound by all of the terms and provisions of this Agreement. Before any person or entity not a party to this Agreement, including any person or entity to whom transfers of Shares may be made hereunder, shall be entitled to be a shareholder of DocuNet, such person or entity shall be required first to execute and deliver to DocuNet an agreement pursuant to which such person or entity agrees to be bound by all of the terms and conditions of this Agreement, and the failure of any person or entity so to do shall preclude such person or entity from becoming a shareholder of DocuNet.

     13. Entire Agreement; Amendment, Modification and Termination. This Agreement contains the entire understanding among the parties hereto with respect to the subject

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matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may be amended, modified or terminated at any time or times by the agreement in writing of Shareholders owning at least seventy percent (70%) of the Shares. No such amendment, modification or termination shall affect the right of any person or entity to receive, or the obligation of any person or entity to pay, on the terms and conditions of this Agreement, the purchase price for Shares sold pursuant to this Agreement to such amendment, modification or termination, or the right or obligation of any person or entity to sell or purchase Shares, on the terms and conditions of this Agreement, if the event giving rise to such right or obligation to sell or purchase Shares has in fact taken place prior to such amendment, modification or termination.

     14. Miscellaneous.

        (a) Indulgences, Etc. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

        (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (notwithstanding any conflict-of-law doctrines of

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either state or other jurisdiction to the contrary), and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

        (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when deposited with an overnight courier service such as Federal Express, for delivery to the intended addressee or two (2) days following the day when deposited in the United States mails, first class postage prepaid. All such notices shall be mailed to the intended addressee at the address which such addressee has provided to DocuNet, and which DocuNet shall maintain and make available to all of the parties hereto, at DocuNet's principal place of business.

     Any party may alter the address to which communications or copies are to be sent by giving written notice to DocuNet of such change of address.

        (d) Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights or obligations under this Agreement, without the prior written consent of the other parties hereto.

        (e) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one (1) or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Any photographic copy of this Agreement, with all signatures reproduced on one (1)

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or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement.

        (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

        (g) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

        (h) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

        (i) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which Federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

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     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

                                             DOCUNET INC.


                                             By: /s/ Bruce M. Gillis
                                                 ------------------------------

                                             /s/ Bruce M. Gillis
                                             ----------------------------------
                                             Bruce M. Gillis


                                             /s/ Andrew R. Bacas
                                             ----------------------------------
                                             Andrew R. Bacas


                                             /s/ G. Stuart Livingston, III
                                             ----------------------------------
                                             G. Stuart Livingston, III


                                             /s/ David C. Utz, Jr.
                                             ----------------------------------
                                             David C. Utz, Jr.


                                             /s/ Brian K. Bergeron
                                             ----------------------------------
                                             Brian K. Bergeron



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